FORM ALA-1
(Net[1] Lease)
Revised August 8, 2000

LEASE AGREEMENT

COMMERCIAL OFFICE SPACE

IN

THE ACROPOLIS AT FAIRFIELD COMMONS CONDOMINIUM

A MILLS-MORGAN DEVELOPMENT, LTD., PROJECT
CITY OF BEAVERCREEK, GREENE COUNTY, OHIO

Building: H
Unit: 2689 Suite 200
Phase: I

This Instrument Prepared By:

O'Diam & Associates, Co., LPA
2681 Commons Blvd., Beavercreek, Ohio 45431
Phone: (937) 427-2271 Fax: (937) 427-2278

TABLE OF CONTENTS

LEASE AGREEMENT

THIS LEASE AGREEMENT ("Lease") is entered into between Landlord and Tenant effective as of the Lease Date.

ARTICLE I

GENERAL INFORMATION AND DEFINED TERMS

Section 1.01: General Information. The following capitalized terms and phrases have the meanings described below:

A.	Lease Date:	OCTOBER 9, 2000
B.	Landlord:	Mills-Morgan Development, Ltd.
C.	Contact Person:	Domenico G. Stolfo
D.	Landlord's Address:	2689 Commons Boulevard Suite 30 Beavercreek, Ohio 45431
E.	Landlord's Phone Number:	(937) 429-3143
F.	Tenant:	Qualia Computing Inc.
G.	Contact Person:	Don Johnson
H.	Tenant's Address:	2372 Lakeview Drive Suite G Beavercreek, Ohio 45431
I.	Tenant's Phone Number:	937-431-1464 937-431-1465 fax
J.	Property Manager:	Hutchins Commercial Realty, Inc.
K.	Contact Person:	Paul Hutchins
L.	Property Manager's Address:	2689 Commons Boulevard, Suite 30 Beavercreek, Ohio 45431
M.	Property Manager's Phone Number:	(937) 294-5555
N.	Leasing Agent:	Hutchins Commercial Realty, Inc.
O.	Contact Person:	Paul Hutchins
P.	Leasing Agent's Address:	432 Patterson Road Dayton, Ohio 45419
Q.	Leasing Agent's Phone Number:	(937) 294-5555
R.	Premises:	Suite 200 of Building H, Unit 2689, The Acropolis At Fairfield Commons Condominium, Phase I, City of Beavercreek, Greene County, Ohio.
S.	Premises Size:	14,074 Square Feet of Exclusive Space 16,186 Square Feet of Gross Area 44.4 % Proportional Share
T.	Intended Use:	Office & Research
U.	Initial Term:	10 years (120) months
V.	Anticipated Commencement Date:	January 1, 2001
W.	Number of Renewal Terms:	2

X.	Length of Each Renewal Term:	5 years (60) months
Y.	Initial Base Rent:	See Base Rent Schedule – Exhibit B
Z.	Security Deposit:	$ 21,581
AA.	Improvement Allowance:	$200,000

Section 1.02: Other Defined Terms. In addition to the definitions provided in Section 1.01, the following capitalized terms and phrases have the meanings defined below:

A. "Additional Available Features" means those portions of the Discretionary Building Common Areas that Landlord may make available to Tenants and other owners in the Building on a limited basis under a separate agreement, including the indoor parking area, storage areas and fitness facility.

B. "Additional Rent" means Tenant's Proportional Share of all costs, expenses and charges paid by or incurred on behalf of Landlord in connection with the Building, as described in Article VII of this Lease.

C. "Building" means the entire structure designated as Building H, The Acropolis at Fairfield Commons Condominium, Phase I. The Building includes the structure, and all Exclusive Space and Building Common Areas within the structure.

D. "Building Common Areas" means all portions of the Building that are designated and reserved for the common use and enjoyment, or mutual benefit, of all tenants of the Building, or their employees, agents, and guests. This phrase includes Chargeable Building Common Areas and Discretionary Building Common Areas. It does not include the Exclusive Space of any tenant, owner or occupant in the Building.

E. "Casualty" means any loss, damage or destruction of all or any part of the Building as a result of fire, wind, rain, flood, ice, snow, other weather condition, earth quake, accident or any other form of casualty.

F. "Chargeable Building Common Areas" means only those portions of the Building Common Areas that are specifically defined by Landlord as being ordinary and necessary for the use and enjoyment of all occupants of the Building in order to comply with applicable Laws, including all common restrooms, stairwells, elevators, fire sprinkler room, mechanical room, lobbies and areas of ingress to and egress from the Building. The present Chargeable Building Common Areas as of the Lease Date are identified on attached Exhibit A.

G. "Common Utilities" means the electric, natural gas, sanitary and storm sewer, public water and other similar utility services connected to the Building which are available through common metering for the common use and enjoyment of all tenants and owners in the Building.

H. "Condominium" means The Acropolis At Fairfield Commons Condominium, as established by the Declaration of Condominium recorded in the office of the Greene County Recorder, and any future amendments to the Declaration.

I. "Condominium Common Areas" means all areas within the Condominium that are designated for the common use and enjoyment of all or more than one of the unit owners in the Condominium, as described in the Declaration.

J. "Condominium Fees" means all fees and assessments charged to or assessed against the Building or the Premises, as described in the Declaration.

K. "Consumer Price Index Adjustment" means a fraction, the numerator of which is the most recently available Consumer Price Index on the first day of the new Lease Year, and the

denominator of which is the Consumer Price Index used for the first day of the immediately preceding Lease Year. The phrase "Consumer Price Index" means the Consumer Price Index for all Urban Consumers, U.S. City Average, All Items (1982-84 = 100), as complied and published by the Bureau of Labor Statistics of the United States Department of Labor, or any comparable successor index.

L. "Discretionary Building Common Areas" means all other portions of the Building Common Areas that are not Chargeable Building Common Areas. These are portions of the Building Common Area that are not mandatory to comply with applicable Laws.

M. "Environmental Laws" means any current or future federal, state or local statute, law, ordinance, regulation, rule, order, decree or other directive, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), any so-called "Superfund" or "Superlien" law, Toxic Substances Control Act, Clean Air Act and Clean Water Act, which regulates, controls, relates to, or imposes liability or standards of conduct concerning the use, storage, handling, transportation, disposal, discharge, release, escape, seeping, leaking, spilling or any other aspect of any petroleum products, PCBs, asbestos or any substance or compound containing asbestos, any hazardous or toxic substances, hazardous wastes, pollutants, contaminants or other regulated products, materials or substances.

N. "Environmental Liabilities" means any claims, demands, actions, causes of action, lawsuits, liabilities, obligations, judgments, damages, penalties, fines, interest, losses, costs or expenses (including without limitation reasonable fees of attorneys and other professionals in the course of negotiation, settlement, mediation or arbitration, or at the trial or appellate level) incurred as a result of the violation or alleged violation of any Environmental Laws.

O. "Exclusive Space" means that portion of the Building that is designated and reserved for the exclusive use and enjoyment of the Tenant, to the exclusion of all other tenants, owners or occupants in the Building.

P. "Fixtures" means all equipment, systems and other forms of improvements that are permanently affixed to, or intended to be a permanent part of, the Premises, or which are customarily deemed to be a part of real property under Ohio law.

Q. "Gross Area" means Tenant's Exclusive Space plus Tenant's Proportional Share of the space designated as Chargeable Building Common Areas.

R. "Laws" means all federal, state or local statutes, laws, ordinances, regulations, rules, orders, decrees or other directives, including without limitation all building codes, zoning ordinances and Environmental Laws.

S. "Lease Year" means a period of 12 consecutive calendar months beginning on the anniversary of the Commencement Date, or on the first day of the first full calendar month after the Commencement Date, and ending on the last day of the 12th successive calendar month.

T. "Premises" means the unit designated in Section 1.01. The Premises also includes all improvements and Fixtures within the unit, and all rights and privileges appurtenant to the unit as described in this Lease and in the Declaration.

U. "Proportional Share" means a fraction, the numerator of which is the total square footage of Tenant's Exclusive Space, and the denominator of which is the total combined square footage of all Exclusive Space in the Building, not including Building Common Areas.

V. "Separate Utilities" means the telephone, cable television and other similar utility services

accessible at the Building which are available for the use and enjoyment of all tenants and owners in the Building, but which are metered separately and billed directly to each tenant by the utility service provider.

W. "Taking" means a taking, appropriation or condemnation of all or any part of the Building for public use by any legally constituted authority by right of eminent domain.

X. "Term" means the term of this Lease that is then in effect at the time in question under the specific provision of this Lease, whether the Initial Term or any Renewal Term.

Y. "Trade Fixtures" means all equipment and other forms of property that Tenant uses in connection with its business which are not affixed to any part of the Premises, or which are not intended or customarily deemed to be a part of real property under Ohio law.

ARTICLE II
PREMISES

Section 2.01: Grant of Lease. Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, under the terms of this Lease.

Section 2.02: Improvement of Premises. Prior to the Commencement Date, Landlord will prepare the Premises for Tenant's occupancy according to Tenant's specifications in the manner described on the Premises Improvement Addendum attached to this Lease.

Section 2.03: Condition of Premises on Commencement. Prior to the Commencement Date, Tenant will have the right to inspect the Premises and provide Landlord with written notice of any aspect of the Premises that is in a state of disrepair, defective or which does not conform to the plans for the Premises. Landlord will promptly make all repairs reasonably necessary to correct any defects or disrepair, or to complete any remaining work on the Premises, as disclosed in Tenant's notice. If Tenant fails to provide Landlord with this written notice, or omits any defects or non-conformities in the notice, Tenant will be deemed to have accepted the Premises as being in good condition and repair, and completed according to the plans. Tenant's occupancy of the Premises will be considered its acceptance of the Premises as conforming to the plans, being in good condition and repair "As Is," and being fit for Tenant's Intended Use. Except as specified in the Premises Improvement Addendum, no further improvements of the Premises are required as a condition of this Lease or Tenant's obligations under this Lease.

Section 2.04: Alterations by Tenant. Tenant will not make any alterations, modifications or other type of changes to any portion of the Premises without Landlord's prior written consent. Tenant must first provide Landlord with complete copies of all plans and specifications of any proposed alterations, modifications or changes. Landlord will not unreasonably withhold or delay its consent, but may impose reasonable conditions or restrictions on Tenant's proposed project. Tenant will not have any right to ever make any alterations, modifications or other changes to any structural portion of the Premises, any Building Common Areas, or any portion of the Condominium Common Areas. Any alterations, modifications or changes approved by Landlord will be made at Tenant's own cost and expense, in compliance with all applicable Laws and the requirements in the Declaration, and free of all liens. All improvements made by Tenant that do not constitute Tenant's tangible personal property or Trade Fixtures will become the property of Landlord.

Section 2.05: Application of Declaration. Tenant acknowledges that the Premises is located in the Condominium which is subject to very specific terms and conditions described in the Declaration. Landlord will provide Tenant with a complete copy of the Declaration and any future amendments upon request.

Section 2.06: Access to Premises. Landlord will have access to the Premises at all reasonable times for the purpose of inspecting the Premises and to perform any maintenance or repairs which Tenant fails to perform. For a period of 90 days prior to the expiration of the Term of this Lease, Landlord may have access

to the Premises at all reasonable times to show the Premises to prospective tenants or purchasers, and may display in a conspicuous place on the Premises one or more "For Rent" or "For Sale" signs. However, Landlord's signs will be placed so as not to interfere with the business of the Tenant, and Tenant agrees that no employee or agent of Tenant will interfere with the signs. For purposes of this Section, "all reasonable times" includes: (i) during Tenant's business hours, so long as the activity does not unreasonably interfere with Tenant's business; or (ii) not during Tenant's business hours upon 24 hours prior oral or written notice to Tenant; or (iii) not during Tenant's business hours and without any prior oral or written notice to Tenant in the event of an emergency which Landlord reasonably believes may pose a threat to the safety or preservation of any persons, property, or the Premises.

Section 2.07: Condition of Premises on Termination. Upon expiration or termination of this Lease, Tenant will immediately remove all of its personal property and Trade Fixtures from the Premises. Removal must be completed by the close of business on the last day of Tenant's permitted occupancy. Tenant will also repair all damage to the Premises in a good and workmanlike manner, so as to restore the Premises to its original condition, reasonable wear and tear excepted. Any personal property or Trade Fixtures Tenant does not promptly remove will be deemed to have been abandoned, and will automatically become the property of Landlord.

Section 2.08: Relocation. At any time during the Term of this Lease, Landlord will have the right to relocate Tenant to a different space within the Building or the Condominium (the "Substituted Premises"). The Substituted Premises will be of comparable size and finish quality as the original Premises. Tenant agrees to move into the Substituted Premises within Ninety (90) days after receipt of written notice from Landlord to relocate. The Substituted Premises will then be deemed to be the Premises under this Lease to the same extent as if it had been the original Premises, and this Lease will continue in full force and effect without termination. Landlord will pay all reasonable costs and expenses directly related to relocating Tenant to the Substituted Premises. Tenant's refusal to relocate as required in this Section will constitute a breach of this Lease.

ARTICLE III
USE OF PREMISES

Section 3.01: General. Tenant will only use the Premises for its Intended Use, as stated in Section 1.01, and for no other purpose without the prior written consent of Landlord. Tenant will use the Premises in a manner that will not interfere with the operation of the business of or use by any other person or entity authorized by Landlord to use any portion of the Building. Tenant's use of the Premises must at all times be in compliance with all Laws.

Section 3.02: Use of Building Common Areas. Tenant's rights to the use and enjoyment of the Building Common Areas are non-exclusive, concurrent and undivided with the rights of Landlord and other persons or entities using the Building Common Areas with the permission of Landlord. Tenant will use the Building Common Areas only for their intended purpose and in a manner that will not interfere with the operation of the business of or use by any other person or entity authorized by Landlord to use any portion of the Building. Tenant's use of the Building Common Areas must at all times be in compliance with all Laws.

Section 3.03: Use of Condominium Common Areas. Tenant's rights to the use and enjoyment of the Condominium Common Areas are non-exclusive, concurrent and undivided with the rights of other owners, tenants, employees, agents, and guests using the Condominium Common Areas as authorized in the Declaration. Tenant will use the Condominium Common Areas only for their intended purpose and in a manner that will not interfere with the use and enjoyment by any other person or entity authorized under the Declaration to use them. Tenant's use of the Condominium Common Areas must at all times be in

compliance with all Laws.

Section 3.04: Use of Additional Available Features. Landlord, in its sole discretion, may make all or part of the Additional Available Features available to Tenant on terms and conditions determined by Landlord. The Additional Available Features are not part of Tenant's Exclusive Space and are not included in Tenant's Base Rent. Tenant's specific rights to the exclusive or non-exclusive use and enjoyment of any of the Additional Available Features, and any additional charges applicable to that use, will be determined under a separate written agreement between Landlord and Tenant. Landlord may restrict the use and enjoyment of any or all of the Additional Available Features in any manner Landlord may determine to be appropriate.

Section 3.05: Rules and Regulations. Tenant agrees to abide by all present or future rules or regulations Landlord may adopt relating to the use and enjoyment of the Building, or which the Board of the Condominium Association may adopt relating to the use and enjoyment of the Condominium Common Areas. These rules and regulations may cover any issue not inconsistent with this Lease. The rules and regulations will not limit or impair Tenant's ability to reasonably use and enjoy the Premises for its Intended Use, or unreasonably interfere with the operation of Tenant's business. Landlord will use reasonable efforts to enforce the rules and regulations in a fair and non-discriminatory manner.

Section 3.06: Care of Premises. Tenant agrees to use the Premises, and all portions of the Building and the Condominium, in a safe and careful manner so as not to cause any damage to or destruction of any improvements, or injury to or death of any persons. Tenant will report any damages occurring to the Premises, Building or Condominium to Landlord immediately upon discovering such occurrence. Tenant acknowledges that the Building is new, and has been carefully planned and finished to Landlord's specifications. Tenant agrees that it will not permanently or temporarily mount anything on any walls, floors, ceilings, doors, windows or any other portion of the Building in a manner that will damage or destroy the improvements as constructed, unless Tenant first obtains Landlord's written consent.

Section 3.07: Permits. Landlord will obtain and pay for all permits relating to the work described in the Premises Improvement Addendum, all of which will be in compliance with the Declaration. Tenant will be responsible, at its own cost and expense, for obtaining its own sign permits, zoning compliance certificates, occupancy certificates and other permits relating to Tenant's Intended Use and occupancy of the Premises.

Section 3.08: No Exclusivity. Landlord has not made any agreement with, or representation or warranty to, Tenant that Tenant will have the exclusive right to be the only business of its kind in the Building or in the Condominium. It is Landlord's leasing policy not to interfere with or influence free trade in the marketplace, or to otherwise become involved in any form of restraining trade among competing businesses.

ARTICLE IV
LEASE TERM

Section 4.01: Commencement Date. The Commencement Date of this Lease will begin on the Anticipated Commencement Date stated in Section 1.01. If Landlord has not completed the work described in the Premises Improvement Addendum by the Anticipated Commencement Date, then the Commencement Date will begin on the earlier of: (i) the date on which Landlord completes its obligations under the Premises Improvement Addendum; or (ii) the date on which Tenant first takes possession of the Premises. If Tenant takes possession of the Premises before the Anticipated Commencement Date, then the Commencement Date of this Lease will be the date on which Tenant first takes possession, regardless of whether Landlord has completed its obligations under the Premises Improvement Addendum. Landlord and Tenant agree to execute an estoppel certificate, in a reasonable form provided by Landlord, to confirm the actual Commencement Date of this Lease, the condition of the Premises on the Commencement Date, and such other matters as Landlord may deem to be reasonably appropriate.

Section 4.02: Initial Term. The Initial Term of this Lease will begin on the Commencement Date and will expire on the last day of the final calendar month of the Initial Term, unless extended by renewal or terminated sooner as provided in this Lease.

Section 4.03: Option to Renew. If Tenant is granted an Option to Renew in Section 1.01, and if Tenant is not then in default under this Lease, Tenant will have the option to renew this Lease. The number of Renewal Terms and the length of each Renewal Term is indicated in Section 1.01. Base Rent during each Lease Year of the Renewal Term will be adjusted in the manner provided in Article V of this Lease. All other terms and conditions of this Lease will remain the same during each Renewal Term. Tenant will give Landlord written notice of its exercise of each Renewal Term option not less than 180 days prior to the end of the then current Term. Failure of Tenant to provide such written notice within the required time will be deemed a waiver of all Renewal Term options under this Lease.

Section 4.04: Holding Over. If Tenant remains in possession of the Premises after the expiration of the Term of this Lease, such "holding over" will be construed as a month-to-month extension, and the tenancy may be terminated by either party upon 30 days written notice given to the other party. Base Rent during any "hold-over" period will be equal to 125% of the last month's rent under the immediately preceding Term of this Lease.

ARTICLE V
BASE RENT

Section 5.01: Base Rent. Tenant agrees to pay the Base Rent to Landlord in the manner described in this Article. The total Base Rent for each Lease Year will be paid in 12 equal monthly installments.

Section 5.02: Computation of Base Rent. The Base Rent is calculated on the Gross Area of the Premises, which includes Tenant's Exclusive Space and Tenant's Proportional Share of the space designated as Chargeable Building Common Areas. The location and total square footage of the current Chargeable Building Common Areas is identified on attached Exhibit A. During the term of this Lease, the size and location of the Chargeable Building Common Areas may change, depending upon the configuration of the Exclusive Space of future tenants in the Building. If that occurs, Landlord will have the right to adjust the size and location of the Chargeable Building Common Areas, and to recalculate Tenant's corresponding Proportional Share and Gross Area. Upon adjustment, Landlord will give Tenant written notice of its recalculated Proportional Share, Gross Area and the resulting increase or decrease in the Base Rent payable by Tenant under this Lease. There is no limitation on the amount by which Base Rent may decrease as a result of recalculating Tenant's Proportional Share and Gross Area, and Tenant's consent is not required for a decreasing adjustment. Landlord may not increase Tenant's Base Rent or Proportional Share of Gross Area without Tenant's prior written consent. The recalculated Base Rent will become effective on the due date of the next installment due after Tenant's receipt of the notice from Landlord.

Section 5.03: Proration of Base Rent. If the Commencement Date does not correspond to the first day of a calendar month, the Base Rent for the period from the Commencement Date through the last day of that calendar month will be prorated based upon the number of days in that calendar month. On or before the Commencement Date, Tenant will pay Landlord the full amount of the prorated Base Rent for that remaining portion of the month including and after the Commencement Date.

Section 5.04: Annual Base Rent Adjustment. The Base Rent will be adjusted at the times and in the amounts described on the Base Rent Schedule attached to this Lease as Exhibit B.

Section 5.05: Payment of Base Rent. All monthly installments of Base Rent are payable in advance, and must be received by Landlord from Tenant on or before the first day of every calendar month during the

Term of this Lease. All Base Rent payments will be sent to Landlord at Landlord's address as shown in Section 1.01 of this Lease, or to such other agent or at such other address as Landlord may designate in a written notice to Tenant. Tenant will pay all Base Rent due under this Lease without notice or demand, and without abatement, deduction or set-off.

Section 5.06: Security Deposit. Simultaneously with execution of this Lease, Tenant will pay the full Security Deposit to Landlord. The Security Deposit will be held by Landlord, without accrual of interest, as security for Tenant's performance of all of its obligations under this Lease. If Tenant defaults in the performance of any obligation under this Lease, Landlord may, but will not be obligated, to apply all or portions of the Security Deposit on account of Tenant's obligations. Tenant will promptly restore the full amount of the Security Deposit upon Landlord's demand. Tenant will not have the right to require the application of the Security Deposit to any portion of the Base Rent, Additional Rent, or other cost or expense that is then due or may become due under this Lease. Any remaining portion of the Security Deposit not applied toward payment of Tenant's obligations under this Lease will be refunded to Tenant within 30 days after expiration of this Lease, if Tenant has fully performed all terms and conditions of this Lease. If Landlord sells the Premises, Landlord will have the right to transfer the Security Deposit to the purchaser, at which time Landlord will be released from all liability for the return of the Security Deposit to Tenant.

ARTICLE VI

ADDITIONAL RENT

Section 6.01: Additional Rent. Tenant will also pay Landlord all Additional Rent as it accrues during the Term of this Lease, in the manner described in this Article.

Section 6.02: Proration of Additional Rent. If the Commencement Date does not correspond to the first day of a calendar month, the Additional Rent for the period from the Commencement Date through the last day of that calendar month will be prorated based upon the number of days in that calendar month. On or before the Commencement Date, Tenant will pay Landlord the full amount of the prorated Additional Rent for that remaining portion of the month including and after the Commencement Date.

Section 6.03: Payment of Additional Rent. All monthly installments of Additional Rent are payable in advance together with, and in the same manner as, the monthly installments of Base Rent. Tenant will pay all Additional Rent due under this Lease without notice or demand, and without abatement, deduction or set-off.

Section 6.04: Computation of Additional Rent. Prior to the Commencement Date, Landlord will prepare a budget of all costs, expenses and charges Landlord anticipates it will pay or incur in connection with the Premises, the Building (including all Building Common Areas), and in performing its obligations under this Lease during the remainder of the current calendar year. The budget will also include reasonable reserves for future anticipated repairs and replacements in the Premises and the Building. Any reserves charged by the Condominium Association for repairs and replacements in the Condominium will be included in the budget as part of the Condominium Fee charges. Landlord will prepare a new budget of anticipated Additional Rent expenditures for each new calendar year by January 1 of that year, and will provide Tenant with a copy of the budget. Tenant's Additional Rent for that calendar year will be adjusted to an amount equal to Tenant's Proportional Share of the total budgeted expenditures for that year. Each month, Tenant will then pay Landlord as Additional Rent one-twelfth of its estimated total adjusted Additional Rent.

Section 6.05: Reconciliation. By January 31 of each year, Landlord will furnish Tenant with an accounting of the actual costs, expenses and charges Landlord paid or incurred in connection with the Premises, the Building, and in performing its obligations under this Lease during the preceding calendar year. The accounting will also show Tenant's underpayment or overpayment of actual Additional Rent during that

period. Charges for reasonable reserves within the budget are not considered overpayments. If Tenant has underpaid its actual Additional Rent for that period, Tenant will pay Landlord the full balance of the underpayment within 30 days after receipt of the accounting. If Tenant has overpaid its actual Additional Rent for that period, Landlord will credit the overpayment by proportionally reducing Tenant's monthly installments of Additional Rent during the current year. The obligations of Landlord and Tenant under this section will survive expiration or termination of this Lease.

Section 6.06: Audit of Books. If Tenant disagrees with Landlord's accounting, Tenant may, by written notice to Landlord within 30 days of receiving the accounting, request an opportunity to audit the books, records and all supporting documents relevant to the reconciliation accounting. Tenant will have 30 days from the date of the notice to begin its audit, and must complete the audit within 60 days from the date of the notice. The audit will take place at the office of Landlord or the Property Manager, and must be performed by a reputable certified public accountant selected by Tenant and approved by Landlord. If Tenant's audit reveals a confirmed deviation that reduces Tenant's liability by 10% or more compared to the amount stated in Landlord's original accounting, Landlord will reimburse Tenant for all reasonable costs and expenses Tenant incurred in performing the audit. If Tenant's audit reveals a confirmed deviation that Tenant's liability is increased, or is reduced by less than 10% compared to the amount stated in Landlord's original accounting, Tenant will pay for its own costs and expenses incurred by Tenant in performing the audit, and will reimburse Landlord for all reasonable costs and expenses Landlord incurred in connection with the audit.

ARTICLE VII
SERVICES

Section 7.01: Intent. It is Landlord's intent to provide a full-service facility comparable to similar office complexes in the Dayton, Ohio metropolitan market area. The services and items Landlord will provide, through the Property Manager, and which are included in this Lease as part of Tenant's Additional Rent, are intended to be consistent with local custom and industry standards for full-service office lease arrangements.

Section 7.02: Items Included in Additional Rent. Landlord, through the Property Manager, will provide and pay for the services and items described in this Section. Each of these services and items are components of Additional Rent, for which Tenant is obligated to pay its Proportional Share under this Lease. Those services and items that relate to the daily functioning and operation of the Building will be provided during the normal business hours of 7:00 a.m. through 6:00 p.m., Monday through Friday, and 8:00 a.m. through 2:00 p.m., Saturday, excluding Sundays and federally recognized holidays.

A. Real Estate Taxes and Assessments. Landlord will pay when due all real estate taxes and assessments levied against the Premises or the Building that become due and payable during the Term of this Lease, and which are not otherwise payable by other owners or occupants of units in the Building.

B. Condominium Fees. Landlord will pay when due all Condominium Fees that become due and payable during the Term of this Lease, and which are not otherwise payable by other owners or occupants of units in the Building.

C. Ordinary Maintenance and Repairs. Landlord will provide all ordinary and necessary maintenance, repairs and replacements to the Premises and the Building, including all Fixtures and replacement of light bulbs. This includes all preventative maintenance Landlord determines to be reasonable. Portions of Landlord's obligations under this Section will be provided through the Condominium Association and charged as part of the Condominium Fees. During the Term of this Lease, Tenant agrees to promptly notify

Landlord of any maintenance and repairs needed, and to cooperate with Landlord in permitting the maintenance and repairs to be completed in a timely manner. The Property Manager will provide a Maintenance Request for Service form, and all other types of forms, Tenant is required to use for such notification.

D. Casualty Insurance. Landlord will obtain and maintain fire and extended coverage insurance covering the Premises and the Building in the manner provided in Article VIII of this Lease.

E. Common Utilities. Landlord will provide Common Utility services with direct connections to the Premises, to the extent required in the plans under the Premises Improvement Addendum.

F. Cleaning Services. Landlord will provide professional cleaning services for the Premises and the Building Common Areas. Regular cleaning services will be provided according to a reasonable cleaning schedule established by the Property Manager and approved by Landlord. Reasonable cleaning services will include the level of service Landlord determines to be reasonable and customary for similar office facilities in the area.

G. Security Monitoring. Landlord will provide unmanned, electronic security monitoring for all points of ingress to and egress from the Building only, but not for any Exclusive Space. Access to the Building at times other than normal business hours will be restricted through the security system. Landlord will provide Tenant with key card assess and instructions for use of the security system to enable Tenant to use the Premises at any time. Tenant will comply with all rules and regulations established by Landlord regarding the operation and use of the security system by Tenant and its employees.

H. HVAC. Landlord will provide heating, ventilation and air conditioning for the Premises and the Building so as to maintain the interior environment at a reasonable and comfortable level during normal business hours. Landlord will have reasonable discretion to alter the functioning and level of service of the interior climate controls at times other than normal business hours.

I. Passenger Elevator Service. If the Building is more than one story, Landlord will provide passenger elevator service in the Building in compliance with the Americans with Disabilities Act.

J. Condominium Common Areas. Tenant will have non-exclusive access to and use of the Condominium Common Areas, including parking for its employees, customers and other guests. Landlord reserves the right to designate specific areas adjacent to the Building for employee parking, visitor parking and deliveries, to the extent permitted in the Condominium Declaration and rules and regulations of the Condominium Association.

K. Exterior Identification Sign. Landlord will provide Tenant with one identification sign on a common exterior sign panel with other tenants, owners and occupants of the Building. Landlord will have discretion to determine the size, style, location and text limitations of the identification sign, and will assume responsibility for compliance with the requirements of the Condominium Declaration with respect to this sign. Tenant is responsible for obtaining any sign permits required for its identification on the common exterior sign panel.

L. Property Management. Landlord will provide professional property management services, either on-site or through a local management company, to assure the proper management and operation of the Building in the manner required in this Lease. Landlord has the right to delegate any of its obligations under this Section to the property manager it selects.

M. Other Operating Expenses. Additional Rent will also include any other ordinary and necessary costs or expenses incurred by or on behalf of Landlord which directly relate to the preservation, maintenance, repair, replacement, management or operation of the Building in a manner Landlord deems to be reasonably appropriate.

Section 7.03: Items Not Included in Additional Rent. The services and items described in this Section are not included in Tenant's Additional Rent. Tenant must obtain any of these services and items it desires at its own cost and expense. If Tenant obtains any of these services or items through Landlord or the Property Manager, Tenant agrees to pay the full cost charged by Landlord promptly upon receipt of an invoice from Landlord or the Property Manager. If not provided by Landlord or the Property Manager, Tenant must contract for these services and items through a third party provider, and pay the provider directly, without any cost or obligation on the part of Landlord.

A. Separate Utilities. Tenant is responsible for any utility services it desires that are not provided by Landlord as part of the Common Utilities.

B. Extraordinary Maintenance and Repairs. Tenant is responsible for all costs and expenses relating to any maintenance or repairs due to damage or destruction resulting from any negligent or intentional act or omission of Tenant, or any of Tenant's owners, employees, agents or guests.

C. Other Signs. Tenant is responsible for any signs, including required permits, it desires in addition to the common identification sign provided by Landlord. Any additional signs must be approved in advance and in writing by Landlord, and must comply with the requirements of the Condominium Declaration and any applicable rules and regulations.

D. Separate Services. Tenant is responsible for all other services and items it may desire that are not specifically described in the preceding Section as being included as part of the Additional Rent. This includes, without limitation, those services and items that may now be, or in the future become, available in the Building or within other parts of the Condominium, such as use of Additional Available Features and participation in joint marketing functions.

Section 7.04: Disruption of Service. Landlord has the right to temporarily suspend any of the services or items included in Additional Rent if, in Landlord's sole discretion, the suspension is necessary to perform maintenance and repairs, or is caused by an act or emergency beyond Landlord's reasonable control. Landlord will not be liable to Tenant for any disruption of utility services or other services or items included as Additional Rent, unless the disruption is directly caused by a negligent or intentional act of Landlord and the period of disruption lasts more than Twenty-Four (24) consecutive hours.

ARTICLE VIII
INSURANCE AND INDEMNIFICATION

Section 8.01: Fire and Extended Coverage Insurance. Landlord, through the Condominium Association, will obtain and maintain fire and extended coverage insurance covering the Premises against all risk of loss or damage in amount and subject to the terms and conditions provided in the Declaration. Tenant will pay its Proportional Share of the premiums for this insurance as Additional Rent through the Condominium Fees.

Section 8.02: Personal Property Insurance. Tenant will be responsible, at its own cost and expense, to obtain and maintain any insurance it may desire to cover any theft, casualty, loss, damage or destruction of its personal property and Trade Fixtures within the Premises, as well as any other form of insurance Tenant may desire in connection with its business, such as overhead insurance or business interruption insurance. Landlord will not be liable to Tenant for any theft, casualty, loss, damage or destruction of

Tenant's personal property and Trade Fixtures, unless the same is proven to be a direct result of any intentional act or omission of Landlord, or any of Landlord's employees or agents.

Section 8.03: Liability Insurance. Tenant will carry and maintain comprehensive public liability insurance, including coverage for property damage, insuring Landlord and Tenant against any liability for injuries to or death of any persons, or damage to or destruction of any property, occurring in or about the Premises or the Building, or otherwise arising out of Tenant's use or occupancy of the Premises. Tenant will carry and maintain such liability insurance coverage in the minimum amount of $1,000,000.00, naming Landlord as additional insured, as their interests appear. Tenant's liability insurance policy will be a valid and enforceable policy issued by an insurer licensed to do business and in good standing in the State of Ohio, that is rated "A" or better by national rating organizations, or that Landlord has approved in writing, which will not to be unreasonably withheld. Upon the execution of this Lease, and not less than 30 days prior to the expiration date of that insurance policy, the original, or a copy or certificate, of such policy bearing a notation evidencing the payment of premiums or accompanied by other evidence satisfactory to Landlord of the appropriate coverage and payment of all premiums, will be delivered by Tenant to Landlord. The policy will contain a provision that no act or omission by Tenant will affect or limit the obligation of the insurance company to provide coverage for Landlord to the amount of any loss sustained. To the extent obtainable, the policy will also contain an agreement by the insurer that such policy will not be canceled without at least 30 days prior written notice to Landlord. If Tenant fails to obtain or maintain the insurance required in this Section, Landlord may obtain such insurance and charge the Tenant the amount of all premiums as Additional Rent.

Section 8.04: Wavier of Liability and Subrogation. Landlord and Tenant, on behalf of themselves and all others claiming under them, including any insurer, waive all claims against each other, including all rights of subrogation, for loss or damage to their respective property arising from fire and any of the other perils normally insured against in an extended coverage insurance policy, including vandalism and malicious mischief endorsements, regardless of whether insurance against those perils is in effect with respect to such party's property and regardless of the negligence of either party. If either party so requests, the other party will obtain from its insurer a written waiver of all rights of subrogation that it may have against the other party. However, nothing in this Section will relieve Tenant from any of its obligations to obtain and maintain in full force and effect the policies of insurance it is required in this Article to carry.

Section 8.05: Indemnification of Landlord. Tenant agrees to indemnify Landlord, hold Landlord harmless from, and defend Landlord against any and all claims, demands, actions, causes of action, lawsuits, liabilities, obligations, judgments, damages, penalties, fines, interest, losses, costs or expenses (including without limitation reasonable fees of attorneys and other professionals in the course of negotiation, settlement, mediation or arbitration, or at the trial or appellate level) incurred by or asserted against Landlord arising out of, in connection with or relating to any of the following during the Term of this Lease: (i) any injury to or death of any persons, or damage to or destruction of any property, occurring on or about the Premises, the Building Common Areas, or the Condominium Common Areas used in conjunction with the Premises; (ii) any use, non-use or condition of the Premises; (iii) any failure on the part of the Tenant to perform, comply with, or fulfill any of the terms of this Lease; and (iv) any failure of Tenant to fully comply with all Laws, including without limitation all Environmental Liabilities for Tenant's violation of any Environmental Laws.

Section 8.06: Indemnification of Tenant. Landlord agrees to indemnify Tenant, hold Tenant harmless from, and defend Tenant against any and all claims, demands, actions, causes of action, lawsuits, liabilities, obligations, judgments, damages, penalties, fines, interest, losses, costs or expenses (including without limitation reasonable fees of attorneys and other professionals in the course of negotiation, settlement,

mediation or arbitration, or at the trial or appellate level) incurred by or asserted against Tenant arising out of, in connection with or relating to any negligent or intentional act or omission by Landlord or Landlord's agents or employees during the Term of this Lease, including without limitation the failure of Landlord to comply with all Laws or Environmental Liabilities for Landlord's violation of any Environmental Laws.

Section 8.07: **Limitation of Landlord's Liability.** Notwithstanding anything in this Lease to the contrary, Tenant's recovery of any monetary judgment against Landlord is limited to Landlord's interest in the Building, and any units it may own in the Building, subject to any existing mortgages, liens and other encumbrances. No partner, member, shareholder, director, officer, employee or agent of Landlord will be personally liable to Tenant for any monetary judgment under any circumstances, and no other assets of Landlord will be subject to levy, execution or other procedures for the satisfaction of any Tenant judgment.

ARTICLE IX

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 9.01: **Tenant.** In addition to other promises in this Lease, Tenant makes the following representations, warranties and covenants for the benefit of Landlord:

A. Authority. Tenant has full legal power and authority to enter into and perform all of terms and conditions under this Lease without any notice to or consent of any other person or entity.

B. Use of Premises. Tenant will use the Premises only for the Intended Use, and for any other lawful purpose directly related to the Intended Use, if the purpose does not adversely affect the Premises and conforms to all Laws. Tenant will not use the Premises for any other purpose without Landlord's prior written consent, which will not be unreasonably withheld.

C. Compliance with Laws. Tenant will comply with all current or future Laws concerning Tenant's Intended Use, or regarding Tenant's use and occupancy of the Premises.

D. Compliance with Declaration. Tenant will comply with all terms, conditions and requirements provided in the Declaration, as it now exists or as it may be amended in the future, including without limitation all rules and regulations adopted in the manner permitted in this Lease or in the Declaration.

E. Care of Premises. Tenant will not commit or permit any waste of or damage to the Premises.

F. Return of Premises. Upon expiration of the Term of this Lease, or upon termination of this Lease for any reason, Tenant will deliver the Premises back to Landlord in as good condition and state of repair as the Premises was on the Commencement Date, reasonable wear and tear excepted.

Section 9.02: **Landlord.** In addition to other promises in this Lease, Landlord makes the following representations, warranties and covenants for the benefit of Tenant:

A. Ownership. Landlord is the owner of fee simple title to the Premises.

B. Authority. Landlord has full legal power and authority to enter into and perform all of terms and conditions under this Lease without any notice to or consent of any other person or entity.

C. Compliance with Laws. To the best of Landlord's knowledge, the Premises is in compliance with all current Laws governing the Premises. The Building complies with all requirements of the Americans with Disabilities Act then in effect as of the Commencement Date. Landlord has not received any notice of a violation of any Laws regarding the Premises, or

pending or threatened investigations of the Premises.

D. Quiet Enjoyment. Landlord agrees that, so long as Tenant pays all Base Rent, Additional Rent and other costs and expenses under this Lease when due, performs all of the other requirements of Tenant under this Lease, and fulfills all other terms and conditions provided in this Lease, Tenant may peaceably and quietly enjoy the Premises for the Term of this Lease.

ARTICLE X
DAMAGE OR DESTRUCTION

Section 10.01: Not Untenantable. If a Casualty occurs, but the Premises is not rendered partially or totally untenantable, this Lease will not terminate and no portion of the Base Rent or Additional Rent will be abated. Landlord's sole obligation will be to promptly repair the damage to the Premises resulting from the Casualty at Landlord's expense.

Section 10.02: Partially Untenantable. If a Casualty occurs and the Premises is rendered only partially untenantable to the extent that Tenant can still operate its Intended Use in a portion of the Premises, this Lease will not terminate, but a portion of the Base Rent and Additional Rent will be abated during the period of such untenantability in proportion to the area of the Premises that is untenantable. Landlord's sole obligation will be to promptly repair the damage to the Premises resulting from the Casualty at Landlord's expense.

Section 10.03: Totally Untenantable. If the Premises is: (i) rendered totally untenantable; or (ii) damaged as a result of any Casualty which is not covered by insurance; or (iii) the estimated period it will take to repair the Premises exceeds 90 days from the date of the Casualty; or (iv) Landlord does not complete the repairs to the Premises within 90 days from the date of the Casualty; or (v) the Casualty which renders the Premises totally untenantable occurs during the final year of the current Term of the Lease, then either Landlord or Tenant may terminate this Lease by giving 60 days prior written notice of termination to the other party. All Base Rent and Additional Rent will be abated during the period of such untenantability.

Section 10.04: Exoneration of Landlord. Landlord will not be liable to Tenant for any interruption of Tenant's business, or to pay for any loss, damage or destruction of, or be obligated to repair or replace, all or any portion of Tenant's personal property, furniture, supplies, equipment or Trade Fixtures as a result of any Casualty, unless the Casualty is proven to be a direct result of an intentional act or omission by Landlord, or any of Landlord's employees or agents.

Section 10.05: Liability of Tenant. Notwithstanding any provision of this Lease to the contrary, if any Casualty is proven to be a direct result of an intentional act or omission by Tenant, or any of Tenant's owners, employees or agents, then this Lease will not terminate and no portion of the Base Rent or Additional Rent will be abated. In such case, Tenant will be liable to Landlord for all damages incurred by Landlord as a result of the Casualty.

ARTICLE XI
CONDEMNATION

Section 11.01: Not Untenantable. If a Taking occurs, but the Premises is not rendered partially or totally untenantable, this Lease will not terminate and no portion of the Base Rent or Additional Rent will be abated.

Section 11.02: Partial Taking. If a Taking occurs, and the Premises is rendered only partially untenantable to the extent that Tenant can still operate its Intended Use in the remaining portion of the Premises, this Lease will terminate only with respect to the portion of the Premises that is subject to the Taking. A portion

of the Base Rent and Additional Rent will be abated in proportion to the area of the Premises that is subject to the Taking.

Section 11.03: Total Taking. If a Taking occurs with respect to all of the Premises, or to a substantial portion of the Premises to the extent that Tenant's continued use of the Premises is rendered impossible or impractical, this Lease will terminate and all parties will be released from any further obligations under this Lease effective as of the date of final Taking.

Section 11.04: Cooperation. In the event of any threatened or actual Taking, Landlord and Tenant agree to keep each other fully informed concerning the progress of the proceedings and of any negotiations in connection with the Taking. Both parties will have the right, at their sole cost and expense, to participate in such proceedings and negotiations concerning their respective interests, and both parties and their attorneys will consult and cooperate with each other and furnish to each other copies of all papers and documents served and received in connection with the proceedings.

Section 11.05: Award upon Taking. All compensation or damages awarded or granted as a result of the Taking will be paid solely to Landlord, and Tenant will have no claim against Landlord for any portion of those proceeds. However, Tenant will have the right to make a separate claim with the condemning authority for the value of the Tenant's Trade Fixtures, relocation expenses or any other damages or losses to Tenant's business or property, to the extent that Tenant's recovery does not diminish or limit Landlord's recovery.

ARTICLE XII

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT

Section 12.01: Subordination and Attornment. This Lease, and all of Tenant's rights under this Lease, are subject and subordinate to all present and future mortgages placed on or affecting the Premises by Landlord, and all renewals, modifications, consolidations, replacements, substitutions, additions and extensions of any of those mortgages. Tenant agrees to execute and deliver to Landlord any reasonable subordination agreement that Landlord or its mortgagee may request to confirm the subordination of this Lease and Tenants rights under this Lease.

Section 12.02: Non-Disturbance and Attornment. If any proceedings are brought for the foreclosure of any mortgage, or the Premises is otherwise transferred in lieu of foreclosure or by voluntary sale, the subsequent owner will accept the terms of this Lease and, upon request of Tenant, execute a reasonable non-disturbance agreement in favor of Tenant. Tenant will attorn to the subsequent owner, and recognize the subsequent owner as the Landlord under this Lease to the same extent as if it was the original Landlord. Tenant agrees to execute and deliver any instrument necessary or desirable to evidence this attornment. Tenant waives any right it may have to terminate this Lease or to surrender the Premises by reason of any foreclosure proceeding or other voluntary or involuntary transfer of the Premises.

Section 12.03: Estoppel Certificate. Upon request by Landlord or Tenant, the other party will execute an estoppel certificate to evidence: (i) the existence or nonexistence of any default under this Lease by Landlord or Tenant; (ii) any amendments to this Lease or prepayments of rent; and/or (iii) such other facts with respect to this Lease as either party or their mortgagee or lender may reasonably require.

Section 12.04: Response Period. Any agreement, document or instrument required or permitted under this Article will be executed and returned to the requesting party within 15 business days after receipt of the request.

Section 12.05: Non-Subordination To Tenant. Notwithstanding any other provision of this Lease, Tenant will not have any right or power to subject any portion of Landlord's title or interest in the Premises to any

mortgage, security interest, mechanics lien, or any other form of lien or encumbrance. All liens on Landlord's title or interest for or on account of any Tenant's Improvement, indebtedness or other promise made by Tenant or anyone claiming by, through or under Tenant is expressly prohibited and will be void.

ARTICLE XIII
DEFAULT AND REMEDIES

Section 13.01: Default. Tenant will be in default under this Lease upon the occurrence of any one or more of the following events: (i) Tenant fails to make any payment of Base Rent, Additional Rent or other cost or expense required to be paid by Tenant under this Lease within 15 days after it is due; or (ii) Tenant fails to perform or fulfill any of the other terms or conditions of this Lease, and fails to correct the breach of this Lease within 30 days after written notice from Landlord, or to begin and diligently pursue correction of the breach if it is of a nature that cannot be reasonably completed within the 30 day period; or (iii) Tenant makes any assignment for the benefit of creditors, or a receiver is appointed for Tenant; or (iv) a petition for relief is filed by or against Tenant under any chapter of the Bankruptcy Code, and the petition is not dismissed or vacated within 60 days of filing; or (v) Tenant avails itself or becomes a party to any other form of insolvency or debtor protection under any federal or state law; or (vi) Tenant ceases to operate its business within the Premises, or otherwise abandons the Premises, and fails to continue performing all of Tenant's obligations under this Lease.

Section 13.02: Remedies. If Tenant defaults under this Lease, and after expiration of any applicable cure period, Landlord may lawfully re-enter the Premises without further notice or legal process, repossess the same as of the former estate of the Landlord, and expel Tenant and those claiming under or through Tenant. Landlord may further remove all of Tenant's personal property and Trade Fixtures without being guilty of any manner of trespass or conversion, and without any liability to Tenant for any form of care or safekeeping of the personal property or Trade Fixtures. Upon Tenant's default, Landlord may also terminate this Lease without constituting an election of remedies, and without prejudice to any other legal or equitable remedies Landlord may have, including without limitation: (i) recovery of all arrears of Base Rent, Additional Rent or other cost or expense required to be paid by Tenant under this Lease; (ii) recovery of damages equal to the amount of all Base Rent, Additional Rent or other cost or expense that Tenant would have been required to pay under this Lease during the remainder of the full Term then in effect; (iii) recovery of damages equal to the cost to repair, restore or renovate the Premises to the condition required upon normal expiration of the Term of this Lease in preparation of reletting the Premises; (iv) recovery of all amounts expended by Landlord in connection with reletting the Premises, including without limitation any advertising expenses and fees or commissions paid or to be paid to any brokers or realtors; and (v) recovery of all other costs and expenses incurred by Landlord as a result of Tenant's default, including without limitation any court costs, and reasonable fees of attorneys and other professionals in connection with enforcing the terms of this Lease, working with Tenant to cure any default, or enforcing Landlord's rights upon Tenant's default. The enforcement of one or more legal or equitable remedies available to Landlord will not constitute an election of remedies, or a waiver of any right to enforce other remedies concurrently or cumulatively.

Section 13.03: Interest and Late Charge on Past Due Amounts. If any installment of Base Rent, Additional Rent, or other cost or expense properly chargeable to Tenant is not received by Landlord within 5 days after its due date, then in addition to the amount then due, Tenant will also pay Landlord interest on the past due amount at the rate of 1.5% per month until all past due amounts are paid in full. In addition to the interest, if any installment of Base Rent, Additional Rent, or other cost or expense properly chargeable to Tenant is not received by Landlord within 15 days after its due date, then in addition to the amount then due, Tenant will also pay Landlord a lump sum late charge equal to 5% of the amount past due.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

Section 14.01: **Governing Law.** This Lease is governed by Ohio law.

Section 14.02: **Consent to Jurisdiction.** Any litigation arising out of or in any way relating to this Lease must be instituted by the complaining party, or removed to, and adjudicated in either the Federal District Court for the Southern District of Ohio, Western Division at Dayton, or the Common Pleas Court of the county in which the Premises is located. All parties to this Lease consent to the personal jurisdiction of and venue in those courts. In no event will any party to this Lease contest the personal jurisdiction of those courts over it or the venue of those courts with respect to any claims or disputes.

Section 14.03: **Complete Lease.** This Lease is the complete and exclusive statement of the agreement between the parties, and supersedes all prior written, oral, express or implied proposals, negotiations, discussions, agreements, representations and other communications between the parties with respect to this subject matter.

Section 14.04: **Binding Effect.** This Lease is binding upon and inures to the benefit of Landlord and Tenant, and their respective heirs, beneficiaries, executors, administrators, personal legal representatives, successors and permitted assigns.

Section 14.05: **No Third Parties.** Except as specifically stated in the preceding Section, this Lease is intended solely for the benefit of Landlord and Tenant, and will not be construed as vesting in any other person or entity any legal or equitable rights or interests, whether under a theory of third party beneficiary or otherwise.

Section 14.06: **Amendment, Modification and Waiver.** This Lease may not be amended or modified, and no provision may be waived, except in a writing signed by Landlord and Tenant which specifically refers to this Lease and the provisions intended to be amended, modified or waived. The liability of any Personal Guarantor will not be released or modified by any amendment of this Lease, or waiver of any term or condition, by Landlord and Tenant.

Section 14.07: **Assignment and Subletting.** Tenant will not assign this Lease, or delegate any of its obligations under this Lease, or sublet all or any portion of the Premises, without Landlord's prior written consent, which will not be unreasonably withheld or delayed.

Section 14.08: **Delegation by Landlord.** Landlord will have the right, without any notice to or consent of Tenant, to delegate all or any portion of Landlord's obligations in this Lease to a property manager, or to any other employee, agent or contractor selected by Landlord. Any delegation will not relieve Landlord from any liability to Tenant for failure to fulfill any such obligations.

Section 14.09: **Construction and Interpretation.** For purposes of construction and interpretation of this Lease, no party is deemed to be the exclusive draftsman, and this Lease will not be interpreted or construed in favor of or against any party. Words in the singular include the plural, and vice versa, and words in the masculine include the feminine and/or neuter, and vice versa, where the context so requires for a reasonable interpretation of this Lease.

Section 14.10: **Material Terms.** All of the promises, agreements, representations and warranties made by any party are material terms and conditions of this Lease.

Section 14.11: **Partial Invalidity.** If any provision of this Lease, or its application to any person or circumstance, is held void, voidable or invalid to any extent, then the remainder of this Lease, or the application of that provision to persons or circumstances other than those as to which it is held void, voidable or invalid, will not be affected, and each remaining provision of this Lease will be valid and enforceable to the fullest extent permitted by law.

Section 14.12: Headings. The headings of each article, section and paragraph are for convenience of reference only and will not be considered in interpreting or construing any term or condition of this Lease.

Section 14.13: Exhibits and Addenda. All Exhibits, Addenda and Schedules referred to in and/or attached to this Lease are incorporated as material parts of this Lease.

Section 14.14: Counterparts; Copies. The parties may execute this Lease in several counterparts, which when taken together will be deemed to be one original, and/or may execute multiple copies, each of which will be deemed an original. All true and accurate copies of this fully executed Lease will be valid and binding evidence of the agreement of the parties, whether the document and/or any or all of the signatures are reproductions of an original by photocopy, telecopier transmission, or other method commonly accepted as accurate.

Section 14.15: Brokerage Fees. Landlord will only be obligated to pay the fees and commissions Landlord owes to the Leasing Agent identified in Section 1.01 of this Lease. These fees and commissions will become due and payable at the times and in the manner described in a separate written listing agreement between Landlord and the Leasing Agent. Under no circumstances will Landlord be liable for any other fees or commissions of any other broker, realtor or other agent as a result of this Lease or any Option to Purchase. Any broker, realtor or other agent claiming to have represented Tenant in any aspect of this transaction must have a written agreement with the Leasing Agent prior to the Lease Date, which must specifically indicate that any liability for the fees or commissions of Tenant's broker, realtor or other agent will either be paid by the Leasing Agent or by the Tenant. Tenant agrees to indemnify and hold Landlord harmless from any other claims or commissions that do not comply with the requirements of this Section.

Section 14.16: Notices. All notices, demands and other communications under this Lease must be in writing, and delivered in person, or mailed by certified mail, return receipt requested, postage prepaid, or by express delivery service. In the alternative, notices may be delivered by telecopier, with confirmation of the original sent by ordinary mail. Notices will be deemed to have been delivered on the date the party to be notified first receives the notice. All notices will be addressed to the parties at their respective addresses stated in Section 1.01 of this Lease, which may be changed only by written notice given to the other party.

Section 14.17: Memorandum of Lease. Upon the request of either party, Landlord and Tenant agree to execute and record a Memorandum of Lease identifying: (i) the names and addresses of the parties; (ii) the description of the Premises; (iii) the Term of the Lease and any Renewal Terms or Options to Purchase; (iv) the Intended Use of the Premises; and (v) other provisions either party may reasonably require. If there is a variation between the terms of this Lease and the Memorandum of Lease, the terms of this Lease will prevail. Upon termination or expiration of this Lease, the parties agree to execute and record an instrument evidencing that fact. The cost of preparing and recording the Memorandum of Lease and any termination instrument will be paid by the party who requests the Memorandum.

Section 14.18: Time is of the Essence. Time is of the essence in the performance of all obligations of the parties under this Lease.

Section 14.19: Computation of Time. For purposes of computing any time requirements under this Lease, the term "days" means all calendar days, including Saturdays, Sundays and legal holidays. All time requirements are measured by excluding the actual effective date or day of receipt of notice of the applicable time period, and including the last day of the applicable time period.

Section 14.20: Authority. Landlord and Tenant represent and warrant to each other that the individuals who have signed this Lease on their behalf have full power and authority to sign for and bind the respective parties to this Lease.

Landlord and Tenant have signed this Lease effective as of the Lease Date.

SIGNED AND ACKNOWLEDGED
IN THE PRESENCE OF:

LANDLORD:
MILLS-MORGAN DEVELOPMENT, LTD.,
An Ohio Limited Liability Company

BY: ______________________
Robert W. Mills, Jr., General Manager

TENANT:
QUALIA COMPUTING, INC.

BY: ______________________

By: Steve Rogers,President

STATE OF OHIO)
) **SS:**
COUNTY OF GREENE)

The foregoing instrument was acknowledged before me on this 9th day of October, 2000, by Robert W. Mills, Jr., in his capacity as General Manager of MILLS-MORGAN DEVELOPMENT, LTD., an Ohio limited liability company, on behalf of the Company.

NOTARY PUBLIC ★ STATE OF OHIO ★

JOYCE E. BASYE, Notary Public
In and for the State of Ohio
My Commission Expires Jan. 30, 2002

Notary Public

STATE OF Ohio)
) **SS:**
COUNTY OF Greene)

The foregoing instrument was acknowledged before me on this 9th day of October, 2000, by Steve Rogers, in his/her capacity as President of Qualia Computing, an Delaware Corporation, on behalf of the Company.

Notary Public

NOTARY PUBLIC ★ STATE OF OHIO ★

JOYCE E. BASYE, Notary Public
In and for the State of Ohio
My Commission Expires Jan. 30, 2002

EXHIBIT A

IDENTIFICATION OF CHARGEABLE BUILDING COMMON AREAS

EXHIBIT B BASE RENT SCHEDULE

QUALIA COMPUTING

Year	Monthly Base Rent		Yearly Base rent	
1	$	21,581	$	258,976
2	$	22,229	$	266,745
3	$	22,896	$	274,748
4	$	23,583	$	282,990
5	$	24,290	$	291,480
6	$	25,019	$	300,224
7	$	25,769	$	309,231
8	$	26,542	$	318,508
9	$	27,339	$	328,063
10	$	28,159	$	337,905

Basis of increase is 3 % annually

PREMISES IMPROVEMENT ADDENDUM

1. **Purpose of Addendum.** The purpose of this Addendum is to describe the work Landlord will perform to ready the Premises for Tenant's occupancy. All attached Schedules referred to in this Addendum are a material part of this Addendum. All capitalized words and phrases in this Addendum have the same meaning as defined in the Lease, unless a different or additional definition is provided in this Addendum.

2. **Scope of Work.** Landlord will provide and pay for all labor, supervision, materials, supplies, equipment and Fixtures necessary to finish the Premises in the manner described in this Addendum (the "Improvements"). All of the Improvements are shown on the architectural prints and written specifications attached to this Addendum as Schedule A (the "Plans"). Any limitations in the scope of Landlord's work, or portions of the Improvements or work that are to be performed by persons or entities other than through Landlord, are separately identified in the Plans.

3. **Construction of Improvements by Landlord.** Prior to the Commencement Date, Landlord, or one or more general or subcontractors selected by Landlord, will complete the Improvements to the Premises according to the Plans. All of the Improvements will be constructed and installed in a good and workmanlike manner, and will be warranted by Landlord or its contractor(s) as being free from defects in materials or workmanship for a period of One (1) year from the Commencement Date. All of the Improvements will comply with all applicable Laws and the requirements in the Declaration.

4. **Substantial Completion.** Landlord will use its best efforts to cause the work on the Improvements to be completed prior to the Anticipated Commencement Date stated in the Lease. The Premises will be deemed to be ready and available for Tenant's occupancy upon Substantial Completion of the Improvements. For purposes of this Addendum, "Substantial Completion" means that: (i) the Improvements are sufficiently complete in accordance with the Plans that they are suitable for the Tenant's Intended Use, subject only to completion of punch list items; and (ii) a temporary or permanent certificate of occupancy has been obtained from the appropriate governmental authorities permitting immediate occupancy of the Improvements.

5. **Unforeseen Delays.** If Landlord does not achieve Substantial Completion of the Improvements by the Anticipated Commencement Date due to changes requested by Tenant, shortages of labor or materials, adverse weather conditions, acts of God, or any other casualty or event beyond the control of Landlord, then the Commencement Date will automatically be extended in the manner described in the Lease.

6. **Condition of Premises on Commencement.** Prior to occupying the Premises, Tenant will have the right to inspect the Premises and provide Landlord with written notice of any aspect of the Premises that is in a state of disrepair, defective or which does not conform to the Plans. Landlord will promptly make all repairs reasonably necessary to correct any defects or disrepair, or to complete any remaining work on the Improvements disclosed in the Tenant's notice. If Tenant fails to provide Landlord with this written notice, or omits any defects or non-conformities in the notice, Tenant will be deemed to have accepted the Premises as being in good condition and repair, and completed according to the Plans.

7. **Improvement Allowance.** Section 1.01 of the Lease states the maximum amount of money allocated for the benefit of Tenant for construction and completion of the Improvements by Landlord (the "Improvement Allowance"). The Improvement Allowance is allocated among the various components of the Improvements in the manner shown on attached Schedule B. The cost of all permits required to complete the Improvements is included in the Improvement Allowance. The Improvement Allowance is included in the Base Rent, and will not be charged separately to Tenant. Tenant will be responsible, at its own cost and expense, for obtaining any other sign permits, zoning compliance certificates, and occupancy certificates relating to Tenant's Intended Use and occupancy of the Premises. These are not included in the Improvement Allowance or Base Rent.

IN WITNESS WHEREOF, Landlord and Tenant have signed this Addendum effective as of the day of __________, 2000.

Signed and acknowledged in the presence of:

[signature]
____
[signature]
____

Landlord:

Mills-Morgan Development, Ltd.

By: [signature]
Robert W. Mills, Jr., General Manager

Signed and acknowledged in the presence of:

[signature]
____
[signature]
____

Tenant:

Qualia Computing, Inc.

By: [signature]
Steve Rogers, President

STATE OF OHIO)
) SS:
COUNTY OF GREENE)

The foregoing instrument was acknowledged before me on this 9th day of October, 2000, by Robert W. Mills, Jr., in his capacity as General Manager of Mills-Morgan Development, Ltd., an Ohio Limited Liability Company on behalf of the Company.

NOTARY PUBLIC STATE OF OHIO

JOYCE E. BASYE, Notary Public
In and for the State of Ohio
My Commission Expires Jan. 30, 2002

[signature]
Notary Public

STATE OF OHIO)
) SS:
COUNTY OF GREENE)

The foregoing instrument was acknowledged before me on this 9th day of October, 2000, by Steve Rogers, in his capacity as President of Qualia Computing, Inc., a Delaware Corporation on behalf of the Corporation.

[signature]
Notary Public

NOTARY PUBLIC STATE OF OHIO

JOYCE E. BASYE, Notary Public
In and for the State of Ohio
My Commission Expires Jan. 30, 2002

8. **Excess Charges.** If the total cost of the Improvements exceeds the Improvement Allowance, whether as a result of changes in the Plans or otherwise, Tenant will pay the full amount in excess of the Improvement Allowance to Landlord either in advance of performing the additional work or prior to the Commencement Date, as Landlord may direct in its sole discretion.

9. **Title to Improvements.** Landlord has sole and exclusive title to and ownership of all Improvements made to the Premises under this Addendum. All of the Improvements will remain with the Premises upon expiration or termination of the Lease.

10. **Incorporation into Lease.** This Addendum is a material part of the Lease between Landlord and Tenant, and is incorporated into the Lease by reference.

Landlord and Tenant have signed this Premises Improvement Addendum effective as of the Lease Date.

SIGNED AND ACKNOWLEDGED
IN THE PRESENCE OF:

LANDLORD:
MILLS-MORGAN DEVELOPMENT, LTD.,
An Ohio Limited Liability Company

BY: ______________________
Robert W. Mills, Jr., General Manager

____

____

TENANT:
QUALIA COMPUTING,INC

BY: ______________________
By: Steve Rogers,President

____

____

SCHEDULE A

ARCHITECTURAL PRINTS AND SPECIFICATIONS FOR IMPROVEMENTS

SEE SEPARATE SHEETS


A
A.1
B
C
D
D.9
E
1
2
3
4
5
6
2.4
4.6
Coffee
Copier
Quality Lab
Library
Files

PROPOSED OFFICE for QUALIA COMPUTING INC.
SECOND FLOOR PLAN

SCHEDULE B

IMPROVEMENT ALLOWANCE ALLOCATION

$200,000

Details to follow

LEASE ADDENDUM

This Addendum ("Addendum") is entered into this 9th day of October 2000, by and between Mills-Morgan Development, Ltd., 2689 Commons Blvd., Suite 30, Beavercreek, Ohio 45431 ("Landlord"); and Qualia Computing, Inc., 2372 Lakeview Drive, Suite G, Beavercreek, Ohio 45431 ("Tenant").

WHEREAS, Landlord and Tenant are simultaneously herewith entering into a lease agreement ("Lease") whereby Landlord is leasing to Tenant the premises known as Suite 200 of Building H, Unit 2689, the Acropolis at Fairfield Commons Condominium, Phase I, City of Beavercreek, Greene County, Ohio (the "Premises");

WHEREAS, Landlord and Tenant are simultaneously herewith entering into a premises improvement addendum relating to the Premises ("Premises Improvement Addendum"); and

WHEREAS, Landlord and Tenant desire to supplement and amend the Lease and the Premises Improvement Addendum as provided in this Addendum.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and in consideration of the Lease and the Premises Improvement Addendum, it is hereby agreed as follows:

1. Section 2.08, Relocation, of the Lease is hereby deleted in its entirety and shall be of no force and/or effect.

2. Section 3.04, Use of Additional Available Features, is amended by adding the following sentence to the end of the paragraph:

   Notwithstanding anything contained herein, Tenant shall not be charged any additional amount above Base Rent and Additional Rent for use of the exercise room.

3. Section 3.05, Rules and Regulations, of the Lease is hereby deleted and replaced with the following:

   Tenant agrees to abide by all present or future rules or regulations Landlord may adopt relating to the use and enjoyment of the Building, or which the Board of the Condominium Association may adopt relating to the use and enjoyment of the Condominium Common Areas. These rules and regulations may cover any issue not inconsistent with this Lease. The rules and regulations will not limit or impair Tenant's ability to use and enjoy the Premises for its Intended Use, or interfere with the operation of Tenant's business. Landlord will use reasonable efforts to enforce the rules and regulations in a fair and non-discriminatory manner.

4. Section 3.06, Care of Premises, of the Lease is amended by adding the following to the end of the last sentence:

   which consent shall not be unreasonably withheld or delayed.

5. Section 3.07, Permits, of the Lease is hereby deleted and replaced with the following:

Landlord and Tenant agree to execute an estoppel certificate, in a reasonable form provided by Landlord and agreed to by Tenant, to confirm the actual commencement date of this Lease, the condition of the Premises on the Commencement Date, and such other matters as both parties may deem to be reasonably appropriate.

7. Section 5.06, Security Deposit, of the Lease shall be amended by deleting, in its entirety, the following sentence:

Tenant will promptly restore the full amount of the Security Deposit upon Landlord's demand.

The above-quoted sentence shall have no force and/or effect.

8. Section 7.02, Items Included in Additional Rent, Paragraph G, Security Monitoring, of the Lease shall be deleted in its entirety and replaced with the following:

Landlord will provide unmanned, electronic security monitoring for all points of ingress to and egress from the Building only, but not for any Exclusive Space. Access to the Building at all times other than normal business hours will be restricted through the security system. Landlord will provide Tenant with key card access and instructions for use of the security system to enable Tenant to use the Premises at any time. Tenant will comply with all rules and regulations established by Landlord regarding the operation and use of the security system by Tenant and its employees.

9. Section 8.05, Indemnification of Landlord, of the Lease shall be deleted in its entirety and replaced with the following:

Tenant agrees to indemnify Landlord, hold Landlord harmless from, and defend Landlord against any and all claims, demands, actions, causes of action, lawsuits, liabilities, obligations, judgments, damages, penalties, fines, interest, losses, costs or expenses (including without limitation, reasonable fees of attorneys and other professionals in the course of negotiation, settlement, mediation or arbitration, or at the trial or appellate level) incurred by or asserted against Landlord arising out of, in connection with or relating to, any of the following during the Term of this Lease:

(i) Tenant's use of the Premises, Tenant's non-use of the Premises, or the condition of the Premises; (ii) any failure on the part of the Tenant to perform, comply with, or fulfill any of the terms of this Lease; and (iii) any failure of Tenant to fully comply with all Laws, including without limitation all Environmental Liabilities for Tenant's violation of any Environmental Laws; provided, however, that Landlord (i) promptly notifies Tenant in writing of any such claims; (ii) makes no admission of liability; (iii) gives Tenant sole authority at its expense to direct and control all defense, settlement or compromise negotiations; and (iv) provides Tenant with full information and assistance that may be reasonably required to defend any such claim. Irrespective of any provision to the contrary contained in this Lease, nothing contained herein shall be deemed to require Tenant to indemnify Landlord for any loss, cost, expense or liability resulting from any negligent, willful or reckless act or omission of Landlord, its agents, employees or contractors.

10. Section 8.06, Indemnification of Tenant, of the Lease shall be deleted in its entirety and replaced with the following:

Landlord agrees to indemnify Tenant, hold Tenant harmless from, and defend Tenant against any and all claims, demands, actions, causes of action, lawsuits, liabilities, obligations, judgments, damages, penalties, fines, interest, losses, costs or expenses (including without limitation reasonable fees of attorneys and other professionals in the course of negotiation, settlement, mediation or arbitration, or at the trial or appellate level) incurred by or asserted against Tenant arising out of, in connection with or relating to any negligent, reckless or intentional act or omission by Landlord or Landlord's contractors, agents or employees, including without limitation

the failure of Landlord to comply with all laws or Environmental Liabilities for Landlord's violation of any Environmental Laws.

11. left blank

12. left blank

13. Section 10.04, Exoneration of Landlord, of the Lease shall be amended by deleting the phrase "…or any of Landlord's employees or agents" and replacing it with the following:

    or any of Landlord's contractors, employees or agents.

14. Section 10.05 Liability of Tenant, of the Lease shall be deleted in its entirety and replaced with the following:

    Notwithstanding any provision of this Lease to the contrary, if any Casualty is proven to be a direct result of an intentional act or intentional omission by Tenant, or any of Tenant's owners, employees or agents, then this Lease will not terminate and no portion of the Base Rent or Additional Rent will be abated. In such case, Tenant will be liable to Landlord for all damages incurred by Landlord as a result of the Casualty.

15. Section 12.02, Non-Disturbance and Attornment, is amended by deleting the last sentence of that paragraph which stated:

    Tenant waives any right it may have to terminate this Lease or to surrender the Premises by reason of any foreclosure proceeding or other voluntary or involuntary transfer of the Premises.

    The above-quoted sentence shall have no force and/or effect.

16. Section 13.02, Remedies, of the Lease shall be deleted in its entirety and replaced with the following:

    If Tenant defaults under this Lease, and after expiration of any applicable cure period, Landlord may lawfully re-enter the Premises without further notice or legal process, repossess the same as of the former estate of the Landlord and expel Tenant and those claiming under or through Tenant. Upon Tenant's default, Landlord may also terminate this Lease without constituting an election of remedies, and without prejudice to any other legal or equitable remedies Landlord may have, including without limitation: (i) recovery of all arrears of Base Rent, Additional Rent or other costs or expense required to be paid by Tenant under this Lease; (ii) recovery of damages equal to the cost to repair, restore or renovate Premises to the condition required upon normal expiration of the Term of this Lease in preparation of reletting the Premises; and (iii) recovery of all amounts expended by Landlord in connection with reletting the premises, including without limitation any advertising expenses and fees or commissions paid or to be paid to any brokers or realtors. The enforcement of one or more legal or equitable remedies available to Landlord will not constitute an election of remedies, or a waiver of any right to enforce other remedies concurrently or cumulatively.

17. Section 14.09, Construction and Interpretation, of the Lease shall be deleted in its entirety and replaced with the following:

    For purposes of construction and interpretation of this Lease, words in the singular include the plural, and vice versa, and words in the masculine include the feminine and/or neutral, and vice versa where the context so requires for a reasonable interpretation of this Lease.

18. Section 14.15, Brokerage Fees, of the Lease shall be amended by adding the following sentence:

Landlord agrees to indemnify and hold Tenant harmless from any claims for commissions of the Leasing Agent or any other claims for commissions that may arise as a result of Landlord's agreement to pay such commission.

19. Section 5, Unforeseen Delays, of the Premises Improvement Addendum is deleted in its entirety and replaced with the following:

If Landlord does not achieve Substantial Completion of the Improvements by the Anticipated Commencement Date due to changes requested by Tenant, shortages of labor or materials, adverse weather conditions, acts of God, or any other casualty or event beyond the control of Landlord or Landlord's contractors, then the Commencement Date will automatically be extended in the manner described in the Lease.

20. Section 6, Condition of Premises on Commencement, of the Premises Improvement Addendum is deleted in its entirety and is of no force and/or effect.

21. Section 7, Improvement Allowance, of the Premises Improvement Addendum is amended by deleting the last two sentences and replacing them with the following:

Landlord will be responsible for obtaining any sign permits, zoning compliance certificates, and occupancy certificates relating to Tenant's Intended Use and occupancy of the Premises.

22. Section 8, Excess Charges, of the Premises Improvement Addendum is deleted in its entirety and replaced with the following:

If the total cost of the Improvements exceeds the Improvement Allowance as a result of changes in the Plans, Tenant will pay the full amount in excess of the Improvement Allowance to Landlord, after Tenant has agreed to the changes in writing, either in advance of performing the additional work or prior to the Commencement Date, as agreed upon by the parties.

23. If any provision of this Addendum is found to be inconsistent or in conflict with any provision of any other document executed between the parties, including, but not limited to, the Lease, the provisions of this Addendum shall control.

24. Tenant shall pay for the first $3.00 per square foot per year of the Additional Rent for the duration of the Lease including renewals. Tenant shall pay any Additional Rent amount over and above $5.95 per square foot per year for the duration of the Lease including renewals. Landlord will pay up to $2.95 of Additional Rent amount for The Duration of the lease including renewals.

25. Notwithstanding any provision of the Lease to the contrary, if Tenant shall lose its continuing funding after five years from the date hereof, for any reason, Landlord shall release Tenant of all obligations pertaining to the Lease and any other document executed between the parties. In such event, Tenant shall have no liability and the Lease shall be of no force and/or effect beyond the initial 5 year term providing Tenant provides landlord with 90 days notice.

26. Landlord will provide Tenant with two (2) interior parking spaces, this will be at no additional cost to the Tenant.

OPTION TO PURCHASE REAL ESTATE
First Amendment

Mills Morgan Development, LTD., an Ohio Limited Liability Company ("Mills-Morgan") or it's assigns, and Qualia Computing, Inc. ("Qualia") agree to the following amendments to an OPTION TO PURCHASE REAL ESTATE agreement that was executed by both parties on October 9, 2000, copy of which is hereby attached. The Option and Amendments apply to a Condominium Unit in the Acropolis at Fairfield Commons known specifically as 2689 Commons Boulevard, Beavercreek, Ohio 45431 (the "Property").

1. The terms of the loan commitment for financing to Mills-Morgan from Prudential Mortgage Capital Company, LLC ("PMCC" and such financing being the "PMCC Loan") define a Lockout Period that commences on the Closing Date of the financing (the "Closing") and ends on the fourth (4th) anniversary of the Closing. During the Lockout Period no release of the Property from the mortgage securing the PMCC Loan (the "Mortgage") is permitted. As such, the Option To Purchase granted by Mills-Morgan to Qualia shall now commence on the fourth anniversary of the Closing (on or about February 27, 2005) and extend for a period of three years. The Option will expire on February 27, 2008.
2. Mills-Morgan has negotiated the one time ability to transfer the Property and the Mortgage to a new purchaser, subject to the complete discretion of PMCC and certain other conditions to be set forth in the Mortgage regarding the credit worthiness of the new borrower.
3. If the Option is exercised, the Purchase Price shall be the face amount of the current appraisal, $ (5,340,000) plus 3½% ($186,900) for a total Purchase Price of $ 5,526,000.
4. Qualia will have the opportunity to assume the PMCC Loan subject to the approval of PMCC, satisfaction of all conditions to such assumption as set forth in the Mortgage, and payment of loan processing fee of 1% of the loan amount to PMCC and ½% of the loan amount to Fifth Third Real Estate Capital Markets plus any out of pocket expenses.
5. Should Qualia not assume the Mortgage from PMCC, and exercise the Option to Purchase, Qualia will be responsible for any pre-payment penalties incurred by Mills-Morgan.
6. Qualia agrees that the Option to Purchase shall be subordinate to the Mortgage and the other documents evidencing, securing, or executed in connection with the PMCC Loan and shall execute such agreements as PMCC may require to evidence such subordination.

This Amendment agreed to this 13 day of February, 2001

Steve Rogers
President
Qualia Computing, Inc.

Robert W. Mills, Jr.
Managing Member
Mills–Morgan Development, Ltd.

OPTION TO PURCHASE REAL ESTATE

Mills Morgan Development, LTD., an Ohio Limited Liability Company, does hereby grant to Qualia Computing, Inc. an option to purchase a Condominium Unit in the Acropolis at Fairfield Commons known specifically as 2689 Commons Boulevard, Beavercreek, Ohio 45431.

The purchase price of the unit will be determined by using the appraisal now being prepared at the request of the mortgage holder for Mills – Morgan on this property by an independent appraisal company. Since the exact amount of the appraisal is not now known, both parties to this transaction agree that the option price for the subject property shall be as follows:

During the period January 1, 2001 to June 30, 2002

The purchase price shall be the face amount of the appraisal.

During the period July 1, 2002 to December 31, 2003

The purchase price shall be the face amount of the appraisal plus 3½% of the appraisal.

Mills – Morgan agrees to provide assumable financing to Qualia at the same rate and term provided to Mills – Morgan by its' lender. Qualia agrees that in the event it exercises the option to purchase, and if for any reason does not assume the Mills – Morgan loan on the property, Qualia will be solely responsible for any pre-payment penalties incurred by Mills – Morgan. Both parties acknowledge that neither party is represented by a Realtor in this transaction.

This Option entered into this 9th day of October, 2000. This Option will expire upon execution or December 31, 2003.

Steve Rogers	**Robert W. Mills, Jr.**
President	**Managing Member**
Qualia Computing, Inc.	**Mills–Morgan Development**